EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

November 4, 2008

USEC Reports Third Quarter 2008 Results

•	Net income of $8.4 million for 3rd quarter; $23.6 million for nine-month period

•	Quarterly revenue totals $590 million; $1.18 billion for nine-month period

•	Net income and cash flow guidance for full-year 2008 updated

BETHESDA, Md. – USEC Inc. (NYSE:USU) today reported net income of $8.4 million or 8 cents per share (6 cents per fully diluted share) for its third quarter ended September 30, 2008, compared to net income of $45.6 million or 52 cents per share (51 cents per fully diluted share) in the same quarter of 2007.

For the first nine months of 2008, USEC earned $23.6 million or 21 cents per share (18 cents per fully diluted share) compared to net income of $71.5 million or 82 cents per share (81 cents per fully diluted shared) in the same period of 2007. The results in 2007 benefited approximately $22.2 million from the non-cash reversals of previously recorded accruals for taxes and interest associated with the accounting standard known as FIN 48.

USEC also updated its annual guidance for 2008 of net income in a range of $25 to $40 million and cash flow used in operations of $90 to $110 million.

The financial results in the third quarter and year to date are in line with Company expectations and reflect the anticipated decline in separative work unit (SWU) volume compared to 2007 resulting from the timing of customer refueling cycles. The average SWU price billed to customers was 3 percent higher than the corresponding quarter in 2007, and 1 percent higher over the nine-month period due to the timing and mix of customer orders. The results reflect a 17 percent decline in SWU volume over the nine-month period, but both volume and prices billed to customers increased for uranium sales. Expenses related to the American Centrifuge project were lower in both the quarter and nine-month periods compared to 2007 as spending has shifted to activities related to capitalized construction work on the centrifuge machines and the American Centrifuge Plant.

“We continue to execute our business plan for efficient operations at the Paducah plant as we deploy our next-generation uranium enrichment technology in Piketon,” said John K. Welch, USEC president and chief executive officer. “The market for our enrichment product remains strong with improving prices, and we like the prospects for growth in our industry.

“Several more utilities filed applications with the U.S. Nuclear Regulatory Commission to build and operate nuclear reactors during the third quarter,” Welch said. “In the past year, U.S. utilities have filed 17 applications to construct and operate 26 new reactors in America. That is in addition to some three dozen reactors under construction worldwide today.”

A majority of reactors served by USEC are refueled on an 18-to-24-month cycle, and our guidance for 2008 anticipates an approximately 20 percent decline in SWU sales volume that reflects the high number of reactors refueled in 2007. We expect SWU sales volume in 2009 to return to levels seen in 2007 as these reactors are refueled again. Therefore, short-term comparisons of USEC’s financial results are not necessarily indicative of longer-term results.

Revenue

Revenue for the quarter was $590.4 million, a decline of 7 percent compared to the same quarter of 2007. Revenue from the sale of SWU in the third quarter was $490.4 million compared to $483.5 million in the same period last year. The volume of SWU sales declined 2 percent in the quarter while average prices billed to customers increased 3 percent. Revenue from the sale of uranium was $49.2 million, a decrease of $53 million from the same quarter last year. The quarterly results reflect a 19 percent decrease in uranium volume sold at average prices that were 41 percent lower than in the 2007 period. Revenue from our U.S. government contracts segment was relatively unchanged at $50.8 million compared to $49 million in the third quarter last year.

In the nine-month period, revenue was $1,182.7 million, a decline of 10 percent over the same period of 2007. The timing impact of reactor refueling on SWU sales was even more evident in the nine-month period as SWU volume was down 17 percent compared to the corresponding period of 2007. Average SWU prices billed to customers increased 1 percent compared to the same period last year. The volume of uranium sold increased by 8 percent and the average price billed to customers increased 7 percent. Revenue from U.S. government contracts and other was $167 million, a 17 percent improvement due to increased contract work related to cold shutdown efforts at the Portsmouth plant and incremental revenue for fiscal 2002 DOE contract work that was resolved earlier this year.

In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until low enriched uranium (LEU) is physically delivered. At September 30, 2008, deferred revenue totaled $140.4 million, a decrease of $11.9 million compared to June 30, 2008, but an increase of $24 million from December 31, 2007. The gross profit associated with deferred revenue as of September 30, 2008, was $73.9 million.

Cost of Sales, Gross Profit Margin and Expenses

Cost of sales for the nine-month period for SWU and uranium was $894.2 million, a decrease of $82.1 million or 8 percent, due to a combination of lower SWU sales volume and higher unit costs. Cost of sales for SWU and uranium reflects monthly moving average inventory costs based on production and purchase costs. In the nine-month period, the unit cost of sales per SWU was 2 percent higher than the year before, reflecting changes in the monthly moving average SWU inventory costs. Production costs increased 14 percent in the nine-month period primarily as a result of buying 18 percent more electric power. Under the June 2007 power purchase contract with the Tennessee Valley Authority, we bought approximately 1.6 million more megawatt hours of electric power during the current nine-month period than in the same period last year. The additional power is used to increase SWU production and to underfeed the enrichment process. The quantity of uranium that is added to uranium inventory from underfeeding is accounted for as a byproduct of the enrichment process. Production costs are allocated to the uranium added to inventory based on the net realizable value of the uranium, and the remainder of the production costs are allocated to SWU inventory costs. Production volume increased by 15 percent, and overall unit production costs in the nine-month period declined by 1 percent. Purchase costs paid to Russia increased by $28.5 million in the nine-month period, reflecting an 11 percent increase in the unit purchase cost partially offset by decreased volumes due to the timing of deliveries. These purchase prices are set by a market-based pricing formula and have increased as market prices have increased in recent years. Cost of sales for U.S. government contracts was $137.8 million in the nine-month period, an increase of $16.2 million or 13 percent.

The gross profit for the third quarter was $48.4 million, a decrease of $63.6 million or 57 percent over the same quarter last year. The gross profit margin for the quarter was 8.2 percent compared to 17.6 percent in the same period of 2007. The lower gross profit margin reflects lower average sales prices for uranium and higher inventory costs, partially offset by higher average SWU prices billed to customers. For the nine-month period, the gross profit decreased $62.2 million or 29 percent compared to the same period in 2007. The gross profit margin for the nine months was 12.7 percent compared to 16.2 percent in the same period last year.

Selling, general and administrative expenses were $12.4 million in the third quarter, an increase of $3.4 million over the same quarter last year. The SG&A expense in the nine-month period was $40.7 million, an increase of $7.7 million over the same period in 2007, which reflects a $1.9 million increase in compensation and benefit-related expenses. The expense in the 2007 nine-month period included a $3.4 million credit resulting from the reversal of a previously accrued tax penalty.

Advanced technology expenses, primarily related to the demonstration of the American Centrifuge technology, were $29.1 million in the third quarter of 2008, a decrease of $1.7 million compared to the same quarter in 2007. Advanced technology expenses in the nine-month period were $81.2 million, a decrease of $18.9 million or 19 percent from the same period last year. The lower expense reflects fewer activities associated with assembling and testing of centrifuge machines at our Oak Ridge test facilities and increased spending in activities related to capitalized construction work in progress on the centrifuge machines and the American Centrifuge Plant (ACP). The Company issued an update on the American Centrifuge project concurrent with this news release.

Cash Flow

At September 30, 2008, USEC had a cash balance of $358.6 million compared to $503.8 million at June 30, 2008, and $886.1 million at December 31, 2007. Cash flow used in operations in the nine-month period was $184.2 million, compared to cash flow used in operations of $104.3 million in the same period last year. During the first nine months of 2008, the net inventory balance grew $219.8 million, reflecting increased production for SWU sales in upcoming quarters. Capital expenditures, primarily related to construction of the American Centrifuge Plant, totaled $309.2 million during the nine-month period compared to $65.9 million in the same period of 2007.

2008 Outlook Update

USEC is updating its annual guidance for 2008. As previously disclosed, we expect SWU sales in 2008 to be approximately 20 percent below the volume sold in 2007 due to the timing of reactor refueling by our utility customers. Because a majority of our customers refuel their reactors on an 18-to-24 month cycle, we are delivering less SWU this year than the record-setting level seen in 2007. Our updated outlook assumes lower SWU sales in 2008, partially offset by 2 percent higher prices billed to customers, as a result of orders shifting into 2009 and higher tails assays requested by customers that results in a reduction in SWU ordered. We now expect approximately $1.2 billion in SWU revenue, or $100 million less than our previous guidance. Our prior guidance for $190 million in uranium revenue and $230 million in revenue for U.S. government contracts and other is reaffirmed. Total revenue is expected to be approximately $1.6 billion.

Under our five-year contract to purchase electric power for the Paducah plant, our costs can fluctuate above or below the base contract price based on fuel and purchased power costs experienced by our principal supplier, Tennessee Valley Authority. The impact of the fuel cost adjustment continues to be negative for USEC, increasing our costs by 13 percent above base contract prices in the first nine months of 2008. We expect the fuel cost adjustment to remain above base contract price for the rest of 2008 and higher power purchase costs to negatively affect our production costs and cash flow. In addition, the price we pay Russia for LEU purchased under the Megatons to Megawatts program is 11 percent higher compared to 2007. These higher production and purchase costs will work into our inventory cost over time and will pressure gross margins going forward. We still anticipate a gross profit margin for 2008 of 13 – 14 percent.

Below the gross profit line, expenses related to the American Centrifuge project for 2008 are expected to be approximately $115 million, and total spending on the project is expected to be between $550 and $600 million. Expected spending on the project in 2008 is below the guidance we issued in previous quarters due primarily to the timing of certain project activities that are not expected to affect the scheduled completion of the ACP at the end of 2012 and, to a lesser extent, lower than expected project management and labor costs in the current period. We continue to expect selling, general and administrative expense for 2008 to be approximately $55 million and net interest to be slightly positive. Exclusive of FIN 48 and research credit related adjustments, we expect our income tax rate will be close to the combined federal and state statutory rate.

Based on these factors, our net income guidance for 2008 has narrowed to a range of $25 to $40 million. Because we expect to spend significantly more on electric power in the fourth quarter, partially offset by the timing of customer collections, payments to Russia and lower expenses on the ACP, we have reduced our cash flow guidance by $30 million, with cash used in operations now expected to be in a range of $90 to $110 million. We previously noted there was a risk to the cash flow guidance that electric power costs would exceed our expectation and that anticipated improvements in the timing of customer collections may not be sufficient to offset them. We continue to expect cash flow from operations to improve in 2009 as SWU sales volumes return to levels seen in 2007 and prices billed to customers improve.

This guidance is subject to a number of assumptions and uncertainties that could affect results positively or negatively. Variations from our expectations could cause substantial differences between our guidance and ultimate results. Among the factors that could affect net income are:

•	The timing of recognition of previously deferred revenue and deferred revenue related to uranium deliveries;

•	Any additional uranium or SWU sales; and

•	The amount of spending on the ACP that is classified as expense.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Forward Looking Statements

This news release contains “forward-looking statements” – that is, statements related to future events.  In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: the success of the demonstration and deployment of our American Centrifuge technology including our ability to meet our performance targets and schedule for the American Centrifuge Plant; the cost of the American Centrifuge Plant and our ability to timely secure a loan guarantee or other financing; the cost of electric power used at our gaseous diffusion plant; our dependence on deliveries under the Russian Contract and on a single production facility; our inability under most existing long-term contracts to pass on to customers increases in SWU prices under the Russian Contract resulting from significant increases in market prices; changes in existing restrictions on imports of Russian enriched uranium; the elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends in the uranium and enrichment markets and their impact on our profitability; changes to, or termination of, our contracts with the U.S. government and changes in U.S. government priorities and the availability of government funding, including loan guarantees; the impact of government regulation; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the potential impact of current financial market conditions on our pension assets and credit and insurance facilities; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K/A. We do not undertake to update our forward-looking statements except as required by law.

Contacts:

Investors: Steven Wingfield (301) 564-3354

Media: Elizabeth Stuckle (301) 564-3399

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)
(millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue:
Separative work units	$490.4	$483.5	$861.2	$1,034.4
Uranium	49.2	102.2	154.5	134.2
U.S. government contracts and other	50.8	49.0	167.0	142.2

Total revenue	590.4	634.7	1,182.7	1,310.8
Cost of sales:
Separative work units and uranium	498.0	480.3	894.2	976.3
U.S. government contracts and other	44.0	42.4	137.8	121.6

Total cost of sales	542.0	522.7	1,032.0	1,097.9

Gross profit	48.4	112.0	150.7	212.9
Advanced technology costs	29.1	30.8	81.2	100.1
Selling, general and administrative	12.4	9.0	40.7	33.0

Operating income	6.9	72.2	28.8	79.8
Interest expense	4.0	3.3	15.5	9.2
Interest (income)	(4.5)	(3.9)	(21.3)	(21.7)

Income before income taxes	7.4	72.8	34.6	92.3
Provision (benefit) for income taxes	(1.0)	27.2	11.0	20.8

Net income	$8.4	$45.6	$23.6	$71.5

Net income per share – basic	$.08	$.52	$.21	$.82
Net income per share – diluted	$.06	$.51	$.18	$.81
Weighted-average number of shares outstanding:
Basic	110.8	87.9	110.5	87.3
Diluted	158.9	89.8	158.7	88.2

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(millions)

	September 30,	December 31,
	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$358.6	$886.1
Accounts receivable – trade	246.4	252.9
Inventories	1,258.2	1,153.4
Deferred income taxes	72.5	49.5
Other current assets	120.8	88.7

Total Current Assets	2,056.5	2,430.6
Property, Plant and Equipment, net	593.3	292.2
Other Long-Term Assets
Deferred income taxes	172.5	180.1
Deposits for surety bonds	108.8	97.0
Pension asset	73.7	67.1
Bond financing costs, net	12.5	13.8
Goodwill	6.8	6.8
Intangibles	—	0.2

Total Other Long-Term Assets	374.3	365.0

Total Assets	$3,024.1	$3,087.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$126.4	$—
Accounts payable and accrued liabilities	169.2	162.2
Payables under Russian Contract	109.8	112.2
Inventories owed to customers and suppliers	207.3	322.3
Deferred revenue and advances from customers	142.1	119.1

Total Current Liabilities	754.8	715.8
Long-Term Debt	575.0	725.0
Other Long-Term Liabilities
Depleted uranium disposition	113.7	98.3
Postretirement health and life benefit obligations	136.6	130.6
Pension benefit liabilities	22.5	23.0
Other liabilities	88.1	85.6

Total Other Long-Term Liabilities	360.9	337.5
Stockholders’ Equity	1,333.4	1,309.5

Total Liabilities and Stockholders’ Equity	$3,024.1	$3,087.8

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Nine Months Ended
	September 30,
	2008	2007
Cash Flows from Operating Activities
Net income	$23.6	$71.5
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	27.6	28.1
Deferred income taxes	(11.7)	(21.9)
Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	6.5	(126.5)
Inventories – (increase)	(219.8)	(91.1)
Payables under Russian Contract – increase (decrease)	(2.4)	25.6
Deferred revenue, net of deferred costs – increase	14.8	6.5
Accrued depleted uranium disposition	15.4	15.1
Accounts payable and other liabilities – (decrease)	(17.7)	(5.2)
Other, net	(20.5)	(6.4)

Net Cash Provided by (Used in) Operating Activities	(184.2)	(104.3)

Cash Flows Used in Investing Activities
Capital expenditures	(309.2)	(65.9)
Deposits for surety bonds	(10.3)	(4.0)

Net Cash (Used in) Investing Activities	(319.5)	(69.9)

Cash Flows Provided by (Used in) Financing Activities
Borrowings under credit facility	48.3	71.1
Repayments under credit facility	(48.3)	(71.1)
Repurchase of senior notes	(23.6)	—
Tax benefit related to stock-based compensation	—	0.9
Proceeds from issuance of convertible senior notes	—	575.0
Bond issuance costs paid	—	(12.9)
Common stock issued (purchased), net	(0.2)	214.6

Net Cash Provided by (Used in) Financing Activities	(23.8)	777.6

Net Increase (Decrease)	(527.5)	603.4
Cash and Cash Equivalents at Beginning of Period	886.1	171.4

Cash and Cash Equivalents at End of Period	$358.6	$774.8

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$11.3	$7.7
Income taxes paid	49.2	49.6